Exhibit
99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Public Relations Contact:
Brad Cohen	Lisa Greb
ICR, LLC	Director of Corporate Communications
330/463-6865	Jo-Ann Stores, Inc.
http://www.joann.com	330/463-3442

JO-ANN STORES ANNOUNCES RECORD FINANCIAL RESULTS
FOR FOURTH QUARTER AND FISCAL YEAR 2010

•	Fourth Quarter same-store sales increase 4.4%

•	Fourth Quarter Earnings Per Share improve 72% to $1.36

•	Fiscal Year 2010 Earnings Per Share improve 192% to $2.51

HUDSON, OH – March 10, 2010 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2010 fourth quarter and full year ended January 30, 2010. Net income for the quarter was $37.1 million, or $1.36 per diluted share, versus net income of $20.4 million, or $0.79 per diluted share for the fourth quarter last year. The prior year fourth quarter net income included a $1.3 million after-tax gain, or $0.05 per diluted share, related to the purchase of a portion of the company’s senior subordinated notes. Excluding this gain, net income for the prior year fourth quarter was $19.1 million, or $0.74 per diluted share.

Net income for the full fiscal year ended January 30, 2010, was $66.6 million, or $2.51 per diluted share, compared with net income of $21.9 million, or $0.86 per diluted share, in the prior year. The current fiscal year net income includes a $0.8 million after-tax gain, or $0.03 per diluted share, related to the purchase of a portion of the company’s senior subordinated notes. Excluding this gain, net income for the fiscal year was $65.8 million, or $2.48 per diluted share. The prior fiscal year net income included a $2.6 million after-tax gain, or $0.10 per diluted share, related to the purchase of a portion of the company’s senior subordinated notes. Excluding this gain, net income for the prior fiscal year was $19.3 million, or $0.76 per diluted share.

Net sales for the fourth quarter increased 5.3% to $602.2 million from $571.9 million for the same period last year. Same-store sales increased 4.4% compared with a 2.9% same-store sales decrease for the fourth quarter last year.

Large-format store net sales for the quarter increased 7.9% to $323.8 million compared to the same period last year. Same-store sales for large-format stores increased 3.1% compared with a decrease of 4.1% in the same period last year. Small-format store net sales for the quarter increased 2.6% to $266.1 million compared to the same period last year. Same-store sales for small-format stores increased 6.1% compared with a decrease of 1.4% for the same period last year. Internet sales through Joann.com of $12.3 million were flat compared to the same period last year.

Net sales for the fiscal year ended January 30, 2010, increased 4.7% to $1.99 billion versus $1.90 billion in the prior year. Same-store sales increased 3.1% compared with a same-store sales increase of 0.5% last year.

Large-format store net sales for the fiscal year ended January 30, 2010, increased 7.5% to $1.07 billion compared to the prior year. Same-store sales for large-format stores increased 1.4% versus a same-store sales decrease of 1.0% last year. Small-format store net sales for the fiscal year increased 1.4% to $879.9 million compared to the prior year. Same-store sales for small-format stores increased 5.1% versus a same-store sales increase of 2.1% last year. Internet sales increased 6.2% to $37.9 million for the fiscal year compared with $35.7 million in the prior year.

Darrell Webb, chairman and chief executive officer stated, “During fiscal year 2010, the Jo-Ann team effectively executed our strategic objectives. These included: revitalizing our store base, expanding our gross margin rate, capitalizing on changes in the competitive environment, and leveraging our new systems capabilities. We achieved all of this while maintaining tight control of our expenses, inventory, and capital spending, which allowed us to report significant expansion of operating margin and record earnings.”

Operating Results

Gross margins for the fourth quarter increased approximately 410 basis points to 47.6% compared to the same period last year due to reduced product costs from global sourcing initiatives, lower clearance levels and reduced freight costs.

Selling, general and administrative expenses for the quarter increased 4.1% to $207.9 million compared to the same period last year. Selling, general and administrative expenses as a percentage of net sales improved by approximately 40 basis points to 34.5% of net sales compared to the same period last year due to expense leverage from the increase in sales as well as continued efforts to control expenses.

Operating profit for the fourth quarter was $61.1 million versus $32.5 million for the same period last year.

Balance Sheet

The cash balance for the fiscal year ended January 30, 2010, improved by $136.5 million to $217.1 million compared to year-end last year. Debt outstanding was $47.5 million, a reduction of $18.5 million compared to year-end last year. This $155 million improvement in cash, net of debt, was primarily the result of cash generated from operations and improvements in working capital.

Subsequent to year-end, the company retired the remaining $47.5 million outstanding principal on its senior subordinated notes at par value.

Store Openings, Closings and Remodels

During the fourth quarter of fiscal 2010, the company opened one small-format store and closed one large-format store and 12 small-format stores. In fiscal year 2010, the company opened 15 large-format and five small-format stores and closed three large-format and 35 small-format stores. For fiscal 2011, the company expects to open approximately 30 new stores and close approximately 30 stores.

During the fourth quarter of fiscal 2010, the company remodeled four stores of which one was transitioned from a small-format to a large-format layout. During fiscal 2010, the company remodeled 30 stores, of which six were transitioned from a small-format to a large-format layout. For fiscal 2011, the company expects to remodel at least 40 stores during the year.

Fiscal 2011 Outlook

Based upon management’s operating assumptions, the company’s key considerations underlying its outlook for fiscal 2011 include:

•	Same-store sales increase of approximately 2.5% to 3.5% for the year;

•	Gross margin rate improvement of 20 to 50 basis points for the year;

•	Selling, general and administrative expenses, as a percentage of net sales, improvement of 20 to 50 basis points for the year;

•	Capital expenditures, net of landlord allowances, for the full year of approximately $50 million;

•	Earnings per diluted share in the range of $2.75 to $2.90 for the year;

•	Free cash flow in the range of $75 to $80 million for the year (free cash flow defined as net income plus depreciation and amortization, stock-based compensation expense and changes in working capital, less capital expenditures, net of landlord allowances);

•	Weighted-average diluted share count of approximately 27.7 million shares for the year.

Conference Call on the Web and Annual Meeting of Shareholders

Investors will have the opportunity to listen to the fourth quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 55588274.

The Annual Meeting of Shareholders of the company has been set by the Board of Directors and will be held on Thursday, June 10, 2010, at 9:00 a.m. ET at the Jo-Ann Stores Conference Center located at 5373 Darrow Road in Hudson, Ohio. All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on April 12, 2010, will be entitled to vote at the meeting.

Jo-Ann Stores, Inc. (http://www.joann.com), is a leading national fabric and craft retailer with locations in 48 states, including 228 large-format stores and 518 small-format stores.

Use of Non-GAAP Financial Information
In this release, Jo-Ann Stores discloses pro forma or non-GAAP measures of net income and earnings per share. Jo-Ann Stores believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Jo-Ann Stores GAAP information to the pro forma information is provided in the table below. We will also make available on the investor relations page of our website at http://www.joann.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the current financial crisis, the difficulty of predicting the behavior of our customers and the performance of our business during the current economic downturn, natural disasters and geo-political events, changes in customer demand, changes in trends in the fabric and craft industry, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, our dependence on suppliers, seasonality, disruptions to the transportation system or increases in transportation costs, energy costs, our ability to recruit and retain highly qualified personnel, our ability to manage our inventory, our ability to effectively manage our distribution network, disruptions to our information systems, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, failure to successfully implement the store growth strategy, changes in accounting standards and effective tax rates, inadequacy of our insurance coverage, volatility of our stock price, damage to our reputation, and other factors. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	(Unaudited)		(Unaudited)
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

(Dollars in millions, except per share data)
Net sales	$602.2	$571.9	$1,990.7	$1,901.1
Cost of sales	315.8	323.3	1,015.0	1,018.6

Gross margin	286.4	248.6	975.7	882.5
Selling, general and administrative expenses	207.9	199.7	793.6	775.3
Store pre-opening and closing costs	3.1	2.3	11.7	12.3
Depreciation and amortization	14.3	14.1	56.3	54.2

Operating profit	61.1	32.5	114.1	40.7
Gain on purchase of senior subordinated notes	—	(2.1)	(1.3)	(4.2)
Interest expense, net	1.6	2.2	6.3	9.4

Income before income taxes	59.5	32.4	109.1	35.5
Income tax provision	22.4	12.0	42.5	13.6

Net income	$37.1	$20.4	$66.6	$21.9

Income per common share – basic	$1.42	$0.81	$2.60	$0.88
Income per common share – diluted	$1.36	$0.79	$2.51	$0.86
Weighted average shares outstanding (in thousands):
Basic	26,057	25,194	25,655	24,886

Diluted	27,210	25,694	26,535	25,483

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			518	554
Large-format stores			228	210

			746	764

Square footage at period end (000’s):
Small-format stores			7,619	8,141
Large-format stores			8,324	7,861

			15,943	16,002

Average square footage per store:
Small-format stores			14,708	14,695

Large-format stores			36,509	37,433

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	January 30,	January 31,
	2010	2009
(Dollars in millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$217.1	$80.6
Inventories	416.8	429.4
Deferred income taxes	22.3	22.1
Prepaid expenses and other current assets	29.9	31.7

Total current assets	686.1	563.8
Property, equipment and leasehold improvements, net	293.7	314.8
Goodwill, net	11.6	11.6
Other assets	9.0	9.5

Total assets	$1,000.4	$899.7

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$151.1	$145.1
Accrued expenses	138.1	112.5
Senior subordinated notes – short term	47.5	—
Total current liabilities	336.7	257.6
Long-term debt	—	66.0
Long-term deferred income taxes	2.2	1.8
Lease obligations and other long-term liabilities	95.9	96.6
Shareholders’ equity	565.6	477.7

Total liabilities and shareholders’ equity	$1,000.4	$899.7

JO-ANN STORES, INC.
Reconciliation of Non-GAAP Financial Information
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
(Dollars in millions, except per share data)
GAAP net income as reported	$37.1	$20.4	$66.6	$21.9
Gain on purchase of senior subordinated notes, net of tax	—	1.3	0.8	2.6

Non-GAAP pro forma net income	$37.1	$19.1	$65.8	$19.3

GAAP income per common share – diluted	$1.36	$0.79	$2.51	$0.86
Gain on purchase of notes per common share – diluted	—	0.05	0.03	0.10

Non-GAAP pro forma net income per common share – diluted	$1.36	$0.74	$2.48	$0.76

Weighted average shares outstanding (in thousands):
Diluted	27,210	25,694	26,535	25,483